ARTIO GLOBAL INVESTMENT FUNDS
ARTIO GLOBAL EQUITY FUND INC.
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
SENIOR FINANCIAL OFFICERS
PURSUANT TO THE SARBANES-OXLEY ACT OF 2002
I. Introduction
     Section 406 of the Sarbanes-Oxley Act of 2002 directed the Securities and Exchange Commission (the “SEC”) to adopt rules requiring companies to disclose whether or not they have adopted a code of ethics for senior financial officers, and if not, why not. The SEC has adopted rules requiring registered investment companies to make such disclosures. These rules extend coverage to chief executive officers as well as senior financial officers, and require disclosure of waivers or substantive changes in any code. This Code of Ethics (“Code”) addresses these new requirements, and is different in nature and scope from the code of ethics that was previously adopted as required under Section 17(j) of the Investment Company Act of 1940 (the “1940 Act”) and Rule 17j-1 thereunder, which focuses on personal trading activities.
II. Policy Statement
     It is the policy of the Artio Global Investment Funds and the Artio Global Equity Fund Inc. (collectively the “Funds”) to conduct its affairs in accordance with all applicable laws and governmental rules and regulations. This Code has been adopted by the Funds’ Board of Trustees/Directors (the “Board”) and applies to the persons appointed by the Board as Principal Executive Officer, Chief Financial Officer and Principal Accounting Officer and any persons performing similar functions, as modified from time to time (the “Covered Officers”). Each Covered Officer is personally responsible for adhering to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters. This Code is designed to deter wrongdoing and promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds’ files with, or submits to, the SEC and in other public communications made by the Funds;

•	compliance with applicable laws and governmental rules and regulations;

•	prompt internal reporting of violations of this Code to the appropriate person; and

•	accountability for adherence to this Code.
     This Code covers a broad range of business practices. It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers. In this regard, each Covered Officer must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Funds’ policies;

•	observe both the form and spirit of laws, governmental rules and regulations, and accounting standards;

•	adhere to a high standard of business ethics; and

•	place the interests of the Funds and its shareholders before the Covered Officer’s own personal interests.
     All activities of Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the senior compliance officer of the Funds’ investment adviser (the “Compliance Officer”) when in doubt about the best course of action in a particular situation.
III. Conflicts of Interest
     Covered Officers should handle ethically actual and apparent conflicts of interest. A “conflict of interest” occurs when a Covered Officer’s personal interests interfere with the interests of, or his service to, the Funds and its shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his duties as a Funds officer objectively and effectively. Service to the Funds should never be subordinated to either a direct or indirect personal gain or advantage.
     Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.
     Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, this Code recognizes that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes. Nevertheless, each Covered Officer recognizes that, as an officer of the Funds, he has a duty to act in the best interests of the Funds and its shareholders.

     Each Covered Officer must:
•	avoid conflicts of interest wherever possible;

•	not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds; and

•	not engage in personal, business or professional relationships or dealings, which would impair his independence of judgment or adversely affect the performance of his duties in the best interests of the Funds and its shareholders.
IV. Accuracy of Reports, Records and Accounts
     All Covered Officers are responsible for the accuracy of the records and reports that they are responsible for maintaining. Each Covered Officer shall seek to obtain additional resources if he believes that existing resources are inadequate to enable the Funds to provide full, fair and accurate financial information and other disclosure to regulators and Funds shareholders. Accurate information is essential to the Funds’ ability to meet legal and regulatory obligations. The books and records of the Funds shall meet the highest standards and accurately reflect the true nature of the transactions they record. The Covered Officers must not create false or misleading documents or accounting, financial or electronic records for any purpose, and must not direct any other person to do so. If a Covered Officer becomes aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to the Compliance Officer for a determination as to what, if any, corrective action is necessary or appropriate.
     No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Funds’ books or records for any reason. No disbursement of the Funds’ assets shall be made without adequate supporting documentation or for any purpose other than as described in the Funds’ documents or contracts.
V. Funds’ Disclosure Controls and Procedures
     Each Covered Officer is required to be familiar, and comply, with the Funds’ disclosure controls and procedures. In addition, each Covered Officer having direct or supervisory authority regarding SEC filings or the Funds’ other public communications should, to the extent appropriate within his area of responsibility, consult with other officers of the Funds and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.
     Each Covered Officer must:
•	familiarize himself with the disclosure requirements generally applicable to the Funds as well as the business and financial operations of the Funds;

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Board, auditors, and legal counsel and to governmental regulators and self-regulatory organizations; and

•	ensure that reasonable steps are taken within his area of responsibility to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with the Funds’ shareholders or the general public, in accordance with applicable law; and

•	Consistent with his or her responsibilities, exercise appropriate supervision over and assist relevant service providers of the Funds in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner.
VI. Compliance, Reporting and Recordkeeping
     Any covered Officer who violates the provisions of this Code will be subject to disciplinary action and appropriate sanctions, up to and including termination. Sanctions shall be imposed by the Funds’ Audit Committee, subject to review by the full Board, in its sole discretion. Depending on the nature and severity of the violation, the Funds may refer such violation to appropriate authorities for civil action or criminal prosecution.
     Each Covered Officer shall:
•	upon adoption of the Code or upon becoming a Covered Officer, sign and submit an initial acknowledgement (attached as Exhibit A) confirming that he has received, read, and understands the Code;

•	annually sign and submit an annual acknowledgment (attached as Exhibit B) confirming that he has complied with the requirements of the Code;

•	not retaliate against any Covered Officer or other person for making reports of potential violations in good faith; and

•	notify the Compliance Officer of any actual or potential violation of the Code. Failure to do so is itself a violation of this Code.
     The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer shall take all action it considers appropriate to investigate any actual or potential violations reported to it, and the Compliance Officer is authorized and encouraged to consult, as appropriate, with the Chairman of the Audit Committee and counsel to the Funds. Any matter that the Compliance Officer believes is a violation of this Code will be reported to the Audit Committee.
     The Audit Committee is responsible for granting waivers from the terms and provisions of this Code, as it deems appropriate. A waiver of any provision of this Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. A “waiver” is defined as the approval by the Funds of a material departure from any provision of the Code.
     The waiver process shall consist of the following steps:

•	The Covered Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

•	The determination with respect to the waiver shall be made in a timely fashion by the Compliance Officer, in consultation with the Funds’ counsel, and submitted to the Audit Committee for review and approval.

•	The decision with respect to the waiver requested shall be documented and kept in the Funds’ records for the appropriate period mandated by applicable law or regulation.
     To the extent required by applicable law, waivers (including “implicit waivers”) shall be publicly disclosed on a timely basis. An “implicit waiver” is defined as the Funds’ failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an “executive officer” of the Funds. For this purpose, an “executive officer” is the Funds’ President or Principal Executive Office, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Funds. If a material departure from a provision of this Code is known only by the Covered Person that has caused the material departure from the Code, the material departure from the Code will not be considered to have been made known to an executive officer of the Funds for purposes of determining whether there has been an implicit waiver.
     The Funds will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Audit Committee and/or Board: (i) that provided the basis for any amendment or waiver to this Code, and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Audit Committee and/or Board.
VII. Other Policies and Procedures
     This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds or the Funds’ investment adviser govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The joint code of ethics of the Funds and its investment adviser under Rule 17j-1 under the 1940 Act is not part of this Code.
VIII. Amendments
     Any amendments to this Code must be approved or ratified by the Board.
IX. Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and the Funds’ counsel.
X. Disclosure
     The Funds must disclose this Code, any substantive amendments and any waivers (including implicit waivers) by: (i) filing with the SEC a copy of the Code, any such amendments and waivers in the Funds’ annual report on Form N-CSR; or (ii) posting the text of this Code, any such amendments and waivers on the Funds’ Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted this Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person without charge, upon request, a copy of this Code, any such amendments and waivers and explain the manner in which such request may be made.
Adopted: September 24, 2003
Revised: April 21, 2011

EXHIBIT A
INITIAL ACKNOWLEDGEMENT
     I acknowledge that I have received and read a copy of the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.
     I also acknowledge my responsibility to report any violation of the Code.

Covered Officer Name and Title:

(please print)

Signature	Date
Please return this completed form to the Compliance Officer within one week from the date of your receipt of a request to review these documents.

EXHIBIT B
ANNUAL ACKNOWLEDGEMENT
     I acknowledge that I have received and read a copy of the Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.
     I also acknowledge that I have fully complied with the terms and provisions of the Code during the period of time since the most recent Initial or Annual Acknowledgement provided by me.

Covered Officer Name and Title:

(please print)

Signature	Date
Please return this completed form to the Compliance Officer within one week from the date of your receipt of a request to complete and return it.